Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

CHARGEPOINT HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

N/A

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Equity	Common Stock, par value $0.0001 per share (2)	22,500,000	$696,600,000.00	S-1	333-253759	March 11, 2021

Equity	Common Stock, par value $0.0001 per share (3)	185,605,304	$5,715,380,211.84	S-1	333-253759	March 11, 2021

Equity	Common Stock, par value $0.0001 per share (45	7,134,900	$220,896,504.00	S-1	333-253759	March 11, 2021

Equity	Common Stock, par value $0.0001 per share (45	5,954,029	$184,336,737.84	S-1	333-253759	March 11, 2021

Equity	Common Stock, par value $0.0001 per share (6)	8,266,681	$57,206,658.31	S-1	333-253759	March 11, 2021

Equity	Common Stock, par value $0.0001 per share (7)	5,695,176	$104,705,810.76	S-1	333-260247	November 1, 2021

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become is issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)	Consists of an aggregate of 22,500,000 outstanding shares of the Registrant’s common stock beneficially owned by a number of subscribers purchased from the Company, for a purchase price of $10.00 per share, pursuant to separate subscription agreements. These shares were registered for resale.
(3)	Consists of an aggregate of 184,605,304 shares of the Registrant’s common stock beneficially owned by affiliates of the Registrant and former equity holders of ChargePoint, Inc. All of these shares were previously registered pursuant to the registration statement on Form S-4/A (File No. 333-249549) filed on December 28, 2020 to report the business combination between the Registrant and ChargePoint, Inc. These shares were subsequently registered for resale.
(4)	Consists of 6,868,235 shares of the Registrant’s common stock held by the Sponsor or that were transferred to affiliates of the Sponsor and (i) 200,000 shares of Registrant’s common stock and (ii) 66,665 shares of Registrant’s common stock issuable upon the exercise of warrants held by affiliates of the Sponsor. These shares are being registered for resale on this Registration Statement.
(5)	Consists of 5,954,029 shares of the Registrant’s common stock issuable upon exercise of warrants that were assumed in the business combination between the Registrant and ChargePoint, Inc. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a weighted average price of $6.03 per share. These shares were registered for resale.
(6)	Consists of 8,266,681 shares of the Registrant’s common stock issuable upon exercise of warrants that were assumed in the business combination between the Registrant and ChargePoint, Inc. Each such warrant currently outstanding is exercisable for one share of the Registrant’s common stock at a weighted average price of $6.92 per share. These shares were registered for issuance.
(7)	Consists of an aggregate of 5,695,176 outstanding shares of the Registrant’s common stock beneficially owned by former stockholders of has•to•be gmbh, of which 885,692 Shares are subject to escrow to secure potential future indemnification claims. These shares were registered for resale.